Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Fiscal 2016 Second Quarter Results

Oxford, CT – November 5, 2015 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision bearings and components for the industrial, defense and aerospace industries, today reported results for the second quarter of fiscal year 2016.

Second Quarter Highlights

	Fiscal 2016		Fiscal 2015		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$148.7	$148.7	$112.6	$112.6	32.1%	32.1%
Gross margin	$52.1	$56.4	$39.8	$43.5	31.1%	29.8%
Gross margin %	35.1%	37.9%	35.3%	38.6%
Operating income	$23.6	$29.2	$18.3	$24.7	29.0%	18.2%
Operating income %	15.9%	19.6%	16.3%	21.9%
Net income	$14.5	$17.8	$13.2	$16.5	9.6%	8.0%
Diluted EPS	$0.62	$0.76	$0.57	$0.70	8.8%	8.6%

(1) Results exclude items in reconciliation below.

Six Month Highlights

	Fiscal 2016		Fiscal 2015		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$291.0	$291.0	$225.5	$225.5	29.0%	29.0%
Gross margin	$104.9	$111.5	$83.6	$87.3	25.5%	27.8%
Gross margin %	36.0%	38.3%	37.1%	38.7%
Operating income	$46.0	$58.7	$42.5	$48.9	8.1%	20.0%
Operating income %	15.8%	20.2%	18.8%	21.7%
Net income	$27.9	$36.3	$29.3	$32.5	-4.6%	11.6%
Diluted EPS	$1.19	$1.54	$1.25	$1.39	-4.8%	10.8%

(1) Results exclude items in reconciliation below.

“We achieved solid operating performance in the second quarter,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “During the quarter, we saw strength in the aerospace sector in both commercial OEM and aftermarket activity. This performance was partially offset by softness in defense and industrial markets. We continue to be pleased with our progress on the Sargent integration and expect to see continued improvement in the performance of this business.”

Second Quarter Results

Net sales for the second quarter of fiscal 2016 were $148.7 million, an increase of 32.1% from $112.6 million in the second quarter of fiscal 2015. Net sales for the aerospace markets increased 59.6% offset by a 2.4% decrease in industrial markets. Gross margin for the second quarter of fiscal 2016 was $52.1 million compared to $39.8 million for the same period last year. Excluding the impact of an inventory purchase accounting adjustment and consolidation and restructuring charge last year, gross margin would have been $56.4 million compared to $43.5 million for the same period last year. Adjusted gross margin as a percentage of net sales would have been 37.9% in the second quarter of fiscal 2016 compared to 38.6% for the same adjusted period last year.

SG&A for the second quarter of fiscal 2016 was $24.9 million, an increase of $6.4 million from $18.5 million for the same period last year. The increase of $6.4 million was primarily attributable to an increase of $4.6 million associated with the acquisition of Sargent Aerospace, $1.1 million in personnel-related expenses, $0.3 million in professional fees, $0.2 million in incentive stock compensation expenses and $0.2 million in other items. As a percentage of net sales, SG&A was 16.8% for the second quarter of fiscal 2016 compared to 16.5% for the same period last year.

Other operating expenses for the second quarter of fiscal 2016 totaled $3.6 million, an increase of $0.7 million, compared to $2.9 million for the same period last year. For the second quarter of fiscal 2016 other operating expenses consisted of $2.4 million of amortization of intangibles and $0.2 million in costs associated with integration and restructuring, $1.1 million in costs associated with acquisitions, offset by $0.1 million of other income. For the same period last year, other operating expenses consisted of $0.5 million of amortization of intangibles, $2.7 million in costs associated with consolidation and restructuring, offset by $0.3 million of other income.

Operating income for the second quarter of fiscal 2016 was $23.6 million compared to operating income of $18.3 million for the same period last year. Excluding costs associated with acquisitions and integration and restructuring, operating income would have been $29.2 million for the second quarter of fiscal 2016 compared to an adjusted $24.7 million for the same period last year. Excluding these adjustments, operating income as a percentage of net sales would have been 19.6% compared to 21.9% for the same period last year.

Interest expense, net was $2.3 million for the second quarter of fiscal 2016 compared to $0.3 million for the same period last year.

Income tax expense for the second quarter of fiscal 2016 was $7.4 million compared to $5.0 million for the same period last year. Our effective income tax rate for the second quarter of fiscal 2016 was 33.8% compared to 27.3% for the same period last year. The effective income tax rates for the second quarter of fiscal 2016 and fiscal 2015 include discrete tax benefits (losses) of $(0.1) million and $3.1 million, respectively. The effective income tax rate without these discrete tax items would have been 33.5% and 32.9%, respectively.

Net income for the second quarter of fiscal 2016 was $14.5 million compared to $13.2 million for the same period last year. On an adjusted basis, net income would have been $17.8 million for the second quarter of fiscal 2016, compared to an adjusted net income of $16.5 million for the same period last year.

Diluted EPS for the second quarter of fiscal 2016 was 62 cents per share compared to 57 cents per share for the same period last year. On an adjusted basis, diluted EPS for the second quarter of fiscal 2016 would have been 76 cents per share compared to an adjusted diluted EPS of 70 cents per share for the same period last year, an increase of 8.6%.

Backlog, as of September 26, 2015, was $347.8 million compared to $218.0 million as of September 27, 2014 and $340.8 million as of June 27, 2015.

Live Webcast

RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 877-788-4721 (international callers dial 530-379-4726) and enter conference ID # 57226692. An audio replay of the call will be available from 3:00 p.m. ET on Thursday, November 5th until 11:59 p.m. ET on Thursday, November 12th. The replay can be accessed by dialing 855-859-2056 (international callers dial 404-537-3406) and entering conference call ID # 57226692. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing and manufacturing capabilities for the diversified industrial, aerospace and defense markets. The Company is headquartered in Oxford, Connecticut.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

Alpha IR Group

Michael Cummings

617-461-1101

investors@rbcbearings.com

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 26,	September 27,	September 26,	September 27,
	2015	2014	2015	2014

Net sales	$148,696	$112,555	$291,004	$225,539
Cost of sales	96,578	72,804	186,122	141,967
Gross margin	52,118	39,751	104,882	83,572

Operating expenses:
Selling, general and administrative	24,944	18,517	48,669	37,513
Other, net	3,575	2,937	10,253	3,551
Total operating expenses	28,519	21,454	58,922	41,064

Operating income	23,599	18,297	45,960	42,508

Interest expense, net	2,273	308	3,984	532
Other non-operating (income) expense	(596)	(235)	10	(502)
Income before income taxes	21,922	18,224	41,966	42,478
Provision for income taxes	7,403	4,976	14,043	13,210
Net income	$14,519	$13,248	$27,923	$29,268

Net income per common share:
Basic	$0.63	$0.57	$1.20	$1.27
Diluted	$0.62	$0.57	$1.19	$1.25

Weighted average common shares:
Basic	23,210,640	23,134,902	23,186,600	23,070,170
Diluted	23,495,285	23,424,421	23,516,537	23,394,439

	Three Months Ended		Six Months Ended
Reconciliation of Reported Gross Margin to	September 26,	September 27,	September 26,	September 27,
Adjusted Gross Margin:	2015	2014	2015	2014

Reported gross margin	$52,118	$39,751	$104,882	$83,572
Inventory purchase accounting adjustment	4,295	-	6,626	-
Integration and restructuring	-	3,707	-	3,707
Adjusted gross margin	$56,413	$43,458	$111,508	$87,279

	Three Months Ended		Six Months Ended
Reconciliation of Reported Operating Income to	September 26,	September 27,	September 26,	September 27,
Adjusted Operating Income:	2015	2014	2015	2014

Reported operating income	$23,599	$18,297	$45,960	$42,508
Inventory purchase accounting adjustment	4,295	-	6,626	-
Integration and restructuring	209	6,382	999	6,382
Acquisition costs	1,074	-	5,072	-
Adjusted operating income	$29,177	$24,679	$58,657	$48,890

Reconciliation of Reported Net Income and Net Income	Three Months Ended		Six Months Ended
Per Common Share to Adjusted Net Income and	September 26,	September 27,	September 26,	September 27,
Adjusted Net Income Per Common Share:	2015	2014	2015	2014

Reported net income	$14,519	$13,248	$27,923	$29,268
Inventory purchase accounting adjustment (1)	2,845	$-	4,404	$-
Integration and restructuring (1)	138	6,382	666	6,382
Acquisition costs (1)	711	-	3,385	-
Loss on extinguishment of debt (1)	-	-	127	-
Foreign exchange translation loss (gain) (1)	(437)	-	(159)	-
Discrete tax loss (benefit)	51	(3,131)	(50)	(3,131)
Adjusted net income	$17,827	$16,499	$36,296	$32,519
(1) After tax impact.

Adjusted net income per common share:
Basic	$0.77	$0.71	$1.57	$1.41
Diluted	$0.76	$0.70	$1.54	$1.39

Weighted average common shares:
Basic	23,210,640	23,134,902	23,186,600	23,070,170
Diluted	23,495,285	23,424,421	23,516,537	23,394,439

	Three Months Ended		Six Months Ended
	September 26,	September 27,	September 26,	September 27,
Segment Data, Net External Sales:	2015	2014	2015	2014

Plain bearings segment	$67,607	$57,458	$133,284	$117,331
Roller bearings segment	27,151	33,504	57,731	65,269
Ball bearings segment	13,122	14,093	25,941	27,638
Engineered products segment	40,816	7,500	74,048	15,301
	$148,696	$112,555	$291,004	$225,539

	Three Months Ended		Six Months Ended
	September 26,	September 27,	September 26,	September 27,
Selected Financial Data:	2015	2014	2015	2014

Depreciation and amortization	$6,809	$4,009	$12,472	$8,067

Incentive stock compensation expense	$2,496	$2,268	$4,628	$4,035

Adjusted operating income plus depreciation/amortization
plus incentive stock compensation expense	$38,482	$30,956	$75,757	$60,992

Cash provided by operating activities	$18,071	$17,807	$40,260	$44,728

Capital expenditures	$4,529	$7,970	$9,799	$11,458

Total debt			$402,298	$9,574

Cash and short-term investments			$44,077	$109,447

Cash dividends paid to shareholders			$-	$46,014

Repurchase of common stock			$7,698	$4,721

Backlog			$347,792	$217,955